PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces First Quarter 2025 Results
RANCHO CORDOVA, CA April 28, 2025 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), a holding company that operates through its wholly owned banking subsidiary, Five Star Bank (the “Bank”), today reported net income of $13.1 million for the three months ended March 31, 2025, as compared to $13.3 million for the three months ended December 31, 2024 and $10.6 million for the three months ended March 31, 2024.
First Quarter Highlights
Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	March 31, 2025	December 31, 2024	March 31, 2024
Return on average assets (“ROAA”)	1.30%	1.31%	1.22%
Return on average equity (“ROAE”)	13.28%	13.48%	14.84%
Pre-tax income	$18,391	$19,367	$14,961
Pre-tax, pre-provision income(1)	$20,291	$20,667	$15,861
Net income	$13,111	$13,317	$10,631
Basic earnings per common share	$0.62	$0.63	$0.62
Diluted earnings per common share	$0.62	$0.63	$0.62
Weighted average basic common shares outstanding	21,209,881	21,182,143	17,190,867
Weighted average diluted common shares outstanding	21,253,588	21,235,318	17,272,994
Shares outstanding at end of period	21,329,235	21,319,083	17,353,251
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
James E. Beckwith, President and Chief Executive Officer, commented:
“The strength of Five Star Bank’s first quarter 2025 financial results is emblematic of a reputation built on an unwavering commitment to customers and community partners who rely on our speed to serve and certainty of execution for their own successes. This differentiated customer experience has created great demand for our services and seized market opportunities in San Francisco. As we continue to grow our presence, we now have 31 San Francisco Bay Area employees. As of March 31, 2025 our San Francisco Bay Area operations had $379.8 million in total deposits.
At the Company level, total loans held for investment increased by $89.1 million, or 2.52% (10.09% when annualized). Total deposits increased by $178.4 million, or 5.01% (20.05% when annualized), with wholesale deposits increasing by $130.0 million, or 23.21%, and non-wholesale deposits increasing by $48.4 million, or 1.61%. Short-term borrowings remained at zero as of March 31, 2025 and December 31, 2024. Net interest margin increased by nine basis points to 3.45% and our efficiency ratio increased to 42.58%, as compared to 41.21% for the fourth quarter of 2024, while cost of funds decreased nine basis points to 2.56%.
In the first quarter of 2025, we were pleased to declare another cash dividend of $0.20 per share. We were also pleased to have been ranked third among best-performing banks in the nation by S&P Global Market Intelligence (among banks with assets between $3 billion and $10 billion).

As we execute on the expansion of industry verticals and our presence in new geographies to meet customer demand, we expect the ongoing acceleration of our growth to benefit our customers, employees, and shareholders. We also expect our demonstrated ability to adapt to changing economic conditions to serve us well into the future as we remain vigilant and focused on disciplined business practices. We thank our employees for their outstanding commitment to ensuring Five Star Bank remains a safe, trusted, and steadfast banking partner.”
Financial highlights during the quarter included the following:
•The San Francisco Bay Area team increased from 27 to 31 employees who generated deposit balances totaling $379.8 million at March 31, 2025, an increase of $87.4 million from December 31, 2024.
•Cash and cash equivalents were $452.6 million, representing 12.11% of total deposits at March 31, 2025, as compared to 9.90% at December 31, 2024.
•Total deposits increased by $178.4 million, or 5.01%, during the three months ended March 31, 2025, due to increases in both non-wholesale and wholesale deposits, which the Company defines as brokered deposits and California Time Deposit Program deposits. During the three months ended March 31, 2025, non-wholesale deposits increased by $48.4 million, or 1.61%, and wholesale deposits increased by $130.0 million, or 23.21%.
•The Company had no short-term borrowings at March 31, 2025 or December 31, 2024.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 42.58% for the three months ended March 31, 2025, as compared to 41.21% for the three months ended December 31, 2024.
•For the three months ended March 31, 2025, net interest margin was 3.45%, as compared to 3.36% for the three months ended December 31, 2024 and 3.14% for the three months ended March 31, 2024. The effective Federal Funds rate was 4.33% as of March 31, 2025, remaining constant from December 31, 2024 and decreasing from 5.33% at March 31, 2024.
•Other comprehensive income was $0.7 million during the three months ended March 31, 2025. Unrealized losses, net of tax effect, on available-for-sale securities were $11.6 million as of March 31, 2025. Total carrying value of held-to-maturity and available-for-sale securities represented 0.06% and 2.35% of total interest-earning assets, respectively, as of March 31, 2025.
•The Company’s common equity Tier 1 capital ratio was 11.00% and 11.02% as of March 31, 2025 and December 31, 2024, respectively. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.
•Loan and deposit growth in the three and twelve months ended March 31, 2025 was as follows:

(in thousands)	March 31, 2025	December 31, 2024	$ Change	% Change
Loans held for investment	$3,621,819	$3,532,686	$89,133	2.52%
Non-interest-bearing deposits	933,652	922,629	11,023	1.19%
Interest-bearing deposits	2,802,702	2,635,365	167,337	6.35%

(in thousands)	March 31, 2025	March 31, 2024	$ Change	% Change
Loans held for investment	$3,621,819	$3,104,130	$517,689	16.68%
Non-interest-bearing deposits	933,652	817,388	116,264	14.22%
Interest-bearing deposits	2,802,702	2,138,384	664,318	31.07%
•The ratio of nonperforming loans to loans held for investment at period end remained at 0.05% from December 31, 2024 to March 31, 2025.
•The Company’s Board of Directors declared on January 16, 2025, and the Company subsequently paid, a cash dividend of $0.20 per share during the three months ended March 31, 2025. The Company’s Board of Directors subsequently declared another cash dividend of $0.20 per share on April 17, 2025, which the Company expects to pay on May 12, 2025 to shareholders of record as of May 5, 2025.

Summary Results
Three months ended March 31, 2025, as compared to three months ended December 31, 2024
The Company’s net income was $13.1 million for the three months ended March 31, 2025, as compared to $13.3 million for the three months ended December 31, 2024. Net interest income increased by $0.5 million, primarily due to a decrease in interest expense due to lower average rates on deposits, partially offset by a decrease in interest income driven by lower balances and yields on interest-earning deposits in banks, as compared to the three months ended December 31, 2024. The provision for credit losses increased by $0.6 million, reflecting adjustments to expectations for credit losses based on economic trends and forecasts in the three months ended March 31, 2025 compared to the three months ended December 31, 2024. Non-interest income decreased by $0.3 million, primarily due to a reduction in income received on equity investments in venture-backed funds during the three months ended March 31, 2025, as compared to the three months ended December 31, 2024. Non-interest expense increased by $0.6 million, primarily related to an increase in salaries and employee benefits, partially offset by decreases in advertising, promotional, and other operating expenses during the three months ended March 31, 2025, as compared to the three months ended December 31, 2024.
Three months ended March 31, 2025, as compared to three months ended March 31, 2024
The Company’s net income was $13.1 million for the three months ended March 31, 2025, as compared to $10.6 million for the three months ended March 31, 2024. Net interest income increased by $7.2 million, primarily due to an increase in interest income driven by a higher balance of loans with higher yields, partially offset by an increase in interest expense due to larger average deposit balances, as compared to the three months ended March 31, 2024. The provision for credit losses increased by $1.0 million, relating to loan growth and adjustments to expectations for credit losses based on economic trends and forecasts during the three months ended March 31, 2025, as compared to the three months ended March 31, 2024. Non-interest income decreased by $0.5 million, primarily due to a reduction in income received on equity investments in venture-backed funds during the three months ended March 31, 2025, as compared to the three months ended March 31, 2024. Non-interest expense increased by $2.3 million during the three months ended March 31, 2025, as compared to the three months ended March 31, 2024, with an increase in salaries and employee benefits related to increased headcount as the leading driver.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	March 31, 2025	December 31, 2024	$ Change	% Change
Selected operating data:
Net interest income	$33,977	$33,489	$488	1.46%
Provision for credit losses	1,900	1,300	600	46.15%
Non-interest income	1,359	1,666	(307)	(18.43)%
Non-interest expense	15,045	14,488	557	3.84%
Pre-tax income	18,391	19,367	(976)	(5.04)%
Provision for income taxes	5,280	6,050	(770)	(12.73)%
Net income	$13,111	$13,317	$(206)	(1.55)%
Earnings per common share:
Basic	$0.62	$0.63	$(0.01)	(1.59)%
Diluted	$0.62	$0.63	$(0.01)	(1.59)%
Performance and other financial ratios:
ROAA	1.30%	1.31%
ROAE	13.28%	13.48%
Net interest margin	3.45%	3.36%
Cost of funds	2.56%	2.65%
Efficiency ratio	42.58%	41.21%

	Three months ended
(in thousands, except per share data)	March 31, 2025	March 31, 2024	$ Change	% Change
Selected operating data:
Net interest income	$33,977	$26,744	$7,233	27.05%
Provision for credit losses	1,900	900	1,000	111.11%
Non-interest income	1,359	1,833	(474)	(25.86)%
Non-interest expense	15,045	12,716	2,329	18.32%
Pre-tax income	18,391	14,961	3,430	22.93%
Provision for income taxes	5,280	4,330	950	21.94%
Net income	$13,111	$10,631	$2,480	23.33%
Earnings per common share:
Basic	$0.62	$0.62	$—	—%
Diluted	$0.62	$0.62	$—	—%
Performance and other financial ratios:
ROAA	1.30%	1.22%
ROAE	13.28%	14.84%
Net interest margin	3.45%	3.14%
Cost of funds	2.56%	2.62%
Efficiency ratio	42.58%	44.50%
Balance Sheet Summary

(in thousands)	March 31, 2025	December 31, 2024	$ Change	% Change
Selected financial condition data:
Total assets	$4,245,057	$4,053,278	$191,779	4.73%
Cash and cash equivalents	452,571	352,343	100,228	28.45%
Total loans held for investment	3,621,819	3,532,686	89,133	2.52%
Total investments	99,696	100,914	(1,218)	(1.21)%
Total liabilities	3,838,606	3,656,654	181,952	4.98%
Total deposits	3,736,354	3,557,994	178,360	5.01%
Subordinated notes, net	73,932	73,895	37	0.05%
Total shareholders’ equity	406,451	396,624	9,827	2.48%
•Insured and collateralized deposits were approximately $2.5 billion, representing 67.55% of total deposits as of March 31, 2025, as compared to 66.92% as of December 31, 2024. Net uninsured and uncollateralized deposits were approximately $1.2 billion as of March 31, 2025, remaining constant from December 31, 2024.
•Non-wholesale deposit accounts constituted 81.53% of total deposits as of March 31, 2025, as compared to 84.26% at December 31, 2024. Deposit relationships of greater than $5 million represented 60.87% of total deposits, as compared to 61.13% as of December 31, 2024, and had an average age of approximately 8.80 years as of March 31, 2025, as compared to 9.28 years as of December 31, 2024.
•Cash and cash equivalents as of March 31, 2025 were $452.6 million, representing 12.11% of total deposits at March 31, 2025, as compared to 9.90% as of December 31, 2024.

•Total liquidity (consisting of cash and cash equivalents and unused and immediately available borrowing capacity as set forth below) was approximately $2.0 billion as of March 31, 2025, as compared to $1.9 billion at December 31, 2024.

	March 31, 2025
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings	Available
Federal Home Loan Bank of San Francisco (“FHLB”) advances	$1,276,072	$731,500	$—	$544,572
Federal Reserve Discount Window	856,366	—	—	856,366
Correspondent bank lines of credit	175,000	—	—	175,000
Cash and cash equivalents	—	—	—	452,571
Total	$2,307,438	$731,500	$—	$2,028,509
The increase in total assets from December 31, 2024 to March 31, 2025 was primarily due to a $100.2 million increase in cash and cash equivalents and an $89.1 million increase in total loans held for investment. The $100.2 million increase in cash and cash equivalents primarily resulted from net cash inflows related to financing and operating activities of $174.1 million and $15.5 million, respectively, partially offset by net cash outflows related to investing activities of $89.3 million. The $89.1 million increase in total loans held for investment between December 31, 2024 and March 31, 2025 was a result of $259.3 million in loan originations and advances, partially offset by $65.6 million and $104.6 million in loan payoffs and paydowns, respectively. The $89.1 million increase in total loans held for investment included $19.8 million in purchases of loans within the consumer concentration of the loan portfolio.
The increase in total liabilities from December 31, 2024 to March 31, 2025 was primarily due to an increase in interest-bearing deposits of $167.3 million. The increase in interest-bearing deposits was largely due to increases in time and money market deposits of $131.2 million and $52.2 million, respectively.
The increase in total shareholders’ equity from December 31, 2024 to March 31, 2025 was primarily a result of net income recognized of $13.1 million and a $0.7 million increase in accumulated other comprehensive income, partially offset by $4.3 million in cash dividends paid during the period.
Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	March 31, 2025	December 31, 2024	$ Change	% Change
Interest and fee income	$57,087	$57,745	$(658)	(1.14)%
Interest expense	23,110	24,256	(1,146)	(4.72)%
Net interest income	$33,977	$33,489	$488	1.46%
Net interest margin	3.45%	3.36%

	Three months ended
(in thousands)	March 31, 2025	March 31, 2024	$ Change	% Change
Interest and fee income	$57,087	$47,541	$9,546	20.08%
Interest expense	23,110	20,797	2,313	11.12%
Net interest income	$33,977	$26,744	$7,233	27.05%
Net interest margin	3.45%	3.14%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	March 31, 2025			December 31, 2024			March 31, 2024
(in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits in banks	$328,571	$3,575	4.41%	$363,828	$4,335	4.74%	$233,002	$3,102	5.35%
Investment securities	100,474	581	2.34%	103,930	607	2.33%	109,177	653	2.41%
Loans held for investment and sale	3,567,992	52,931	6.02%	3,498,109	52,803	6.01%	3,082,290	43,786	5.71%
Total interest-earning assets	3,997,037	57,087	5.79%	3,965,867	57,745	5.79%	3,424,469	47,541	5.58%
Interest receivable and other assets, net	93,543			91,736			93,983
Total assets	$4,090,580			$4,057,603			$3,518,452

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$303,822	$1,112	1.48%	$298,518	$1,249	1.66%	$300,325	$1,126	1.51%
Savings accounts	123,599	772	2.53%	127,298	887	2.77%	124,561	861	2.78%
Money market accounts	1,540,879	12,435	3.27%	1,596,116	13,520	3.37%	1,410,264	12,155	3.47%
Time accounts	706,528	7,629	4.38%	617,596	7,438	4.79%	429,586	5,369	5.03%
Subordinated notes and other borrowings	73,908	1,162	6.37%	73,872	1,162	6.25%	82,775	1,286	6.25%
Total interest-bearing liabilities	2,748,736	23,110	3.41%	2,713,400	24,256	3.56%	2,347,511	20,797	3.56%
Demand accounts	910,954			921,881			842,105
Interest payable and other liabilities	30,389			29,234			40,730
Shareholders’ equity	400,501			393,088			288,106
Total liabilities & shareholders’ equity	$4,090,580			$4,057,603			$3,518,452

Net interest spread			2.38%			2.23%			2.02%
Net interest income/margin		$33,977	3.45%		$33,489	3.36%		$26,744	3.14%

Net interest income during the three months ended March 31, 2025 increased $0.5 million, or 1.46%, to $34.0 million compared to $33.5 million during the three months ended December 31, 2024. Net interest margin totaled 3.45% for the three months ended March 31, 2025, an increase of nine basis points compared to the prior quarter. The increase in net interest income is primarily attributable to a $1.1 million decrease in interest expense, driven by a 15 basis point decrease in the average rate on interest-bearing deposits compared to the prior quarter. The decrease in interest expense was partially offset by a $0.7 million decrease in interest income, primarily due to a $35.3 million, or 9.69%, decrease in the average balance of interest-earning deposits in banks, combined with a 33 basis point decrease in the average yield on interest-earning deposits in banks.
As compared to the three months ended March 31, 2024, net interest income increased $7.2 million, or 27.05%, to $34.0 million from $26.7 million. Net interest margin totaled 3.45% for the three months ended March 31, 2025, an increase of 31 basis points compared to the same quarter of the prior year. The increase in net interest income is primarily attributable to an additional $9.1 million in loan interest income due to a $485.7 million, or 15.76%, increase in the average balance of loans and a 31 basis point improvement in the average yield on loans during the three months ended March 31, 2025 compared to the same quarter of the prior year. The increase in interest income was partially offset by a $2.4 million increase in deposit interest expense compared to the same quarter of the prior year. The increase in deposit interest expense is primarily attributable to a $478.9 million, or 15.42%, increase in the average balance of deposits and a five basis point increase in the average cost of deposits during the three months ended March 31, 2025 compared to the same quarter of the prior year.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of March 31, 2025:

(in thousands)
Real estate:
Commercial	$2,941,201
Commercial land and development	3,556
Commercial construction	113,002
Residential construction	5,747
Residential	34,053
Farmland	43,643
Commercial:
Secured	170,525
Unsecured	34,970
Consumer and other	277,093
Net deferred loan fees	(1,971)
Total loans held for investment	$3,621,819
Interest-bearing Deposits
The following table provides interest-bearing deposit balances by type as of March 31, 2025:

(in thousands)
Interest-bearing transaction accounts	$295,633
Money market accounts	1,577,473
Savings accounts	128,210
Time accounts	801,386
Total interest-bearing deposits	$2,802,702

Asset Quality
Allowance for Credit Losses
At March 31, 2025, the Company’s allowance for credit losses was $39.2 million, as compared to $37.8 million at December 31, 2024. The $1.4 million increase in the allowance is due to a $2.2 million provision for credit losses recorded during the three months ended March 31, 2025, partially offset by net charge-offs mainly attributable to commercial and industrial loans of $0.7 million, during the same period.
The Company’s ratio of nonperforming loans to loans held for investment remained at 0.05% from December 31, 2024 to March 31, 2025. Loans designated as watch decreased from $123.4 million to $112.0 million between December 31, 2024 and March 31, 2025. Loans designated as substandard increased from $2.6 million to $3.7 million between December 31, 2024 and March 31, 2025. There were no loans with doubtful risk grades at March 31, 2025 or December 31, 2024.
A summary of the allowance for credit losses by loan class is as follows:

	March 31, 2025		December 31, 2024
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$27,027	68.91%	$25,864	68.44%
Commercial land and development	70	0.18%	78	0.21%
Commercial construction	2,227	5.68%	2,268	6.00%
Residential construction	78	0.20%	64	0.17%
Residential	279	0.71%	270	0.71%
Farmland	598	1.52%	607	1.61%
	30,279	77.20%	29,151	77.14%
Commercial:
Secured	5,905	15.05%	5,866	15.52%
Unsecured	403	1.03%	278	0.74%
	6,308	16.08%	6,144	16.26%
Consumer and other	2,637	6.72%	2,496	6.60%
Total allowance for credit losses	$39,224	100.00%	$37,791	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.08% at March 31, 2025, as compared to 1.07% at December 31, 2024.
Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	March 31, 2025	December 31, 2024	$ Change	% Change
Service charges on deposit accounts	$215	$179	$36	20.11%
Gain on sale of loans	125	150	(25)	(16.67)%
Loan-related fees	448	400	48	12.00%
FHLB stock dividends	331	332	(1)	(0.30)%
Earnings on bank-owned life insurance	161	182	(21)	(11.54)%
Other income	79	423	(344)	(81.32)%
Total non-interest income	$1,359	$1,666	$(307)	(18.43)%
Service charges on deposit accounts. The increase resulted primarily from individually immaterial increases in fees earned for services and products to support deposit accounts including, but not limited to, service charges, check order fees, and debit card income.

Gain on sale of loans. The decrease resulted from a decline in the volume and effective yield of loans sold. During the three months ended March 31, 2025, approximately $1.7 million of loans were sold with an effective yield of 7.24%, as compared to approximately $2.0 million of loans sold with an effective yield of 7.60% during the three months ended December 31, 2024.
Other income. The decrease resulted primarily from $0.3 million of income received on equity investments in venture-backed funds during the three months ended December 31, 2024 which did not reoccur during the three months ended March 31, 2025.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	March 31, 2025	March 31, 2024	$ Change	% Change
Service charges on deposit accounts	$215	$188	$27	14.36%
Gain on sale of loans	125	369	(244)	(66.12)%
Loan-related fees	448	429	19	4.43%
FHLB stock dividends	331	332	(1)	(0.30)%
Earnings on bank-owned life insurance	161	142	19	13.38%
Other income	79	373	(294)	(78.82)%
Total non-interest income	$1,359	$1,833	$(474)	(25.86)%
Gain on sale of loans. The decrease related primarily to an overall decline in the volume of loans sold, partially offset by an improvement in the effective yield of loans sold. During the three months ended March 31, 2025, approximately $1.7 million of loans were sold with an effective yield of 7.24%, as compared to approximately $5.2 million of loans sold with an effective yield of 7.08% during the three months ended March 31, 2024.
Other income. The decrease related primarily to $0.3 million of income received on equity investments in venture-backed funds during the three months ended March 31, 2024, which did not reoccur during the three months ended March 31, 2025.
Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	March 31, 2025	December 31, 2024	$ Change	% Change
Salaries and employee benefits	$9,134	$8,360	$774	9.26%
Occupancy and equipment	637	649	(12)	(1.85)%
Data processing and software	1,457	1,369	88	6.43%
Federal Deposit Insurance Corporation (“FDIC”) insurance	455	440	15	3.41%
Professional services	913	774	139	17.96%
Advertising and promotional	522	752	(230)	(30.59)%
Loan-related expenses	319	321	(2)	(0.62)%
Other operating expenses	1,608	1,823	(215)	(11.79)%
Total non-interest expense	$15,045	$14,488	$557	3.84%
Salaries and employee benefits. The increase related primarily to: (i) a $0.9 million increase in salaries, benefits, and bonus expense; and (ii) a $0.3 million decrease in loan origination costs due to fewer loan originations, net of purchased consumer loans. The increase was partially offset by a $0.5 million decrease in commissions expense due to fewer loan originations, net of purchased consumer loans, period-over-period.
Professional services. The increase was primarily due to $0.1 million in fees paid for compensation consulting services, which did not occur in the three months ended December 31, 2024.

Advertising and promotional. The decrease related primarily to a $0.1 million decrease in expenses related to sponsored events and partnerships and $0.1 million decrease related to business development expenses.
Other operating expenses. The decrease was primarily due to a $0.1 million decrease in director expenses, such as conferences and meetings, combined with individually immaterial decreases in expenses related to operations, including administrative and operational expenses.
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	March 31, 2025	March 31, 2024	$ Change	% Change
Salaries and employee benefits	$9,134	$7,577	$1,557	20.55%
Occupancy and equipment	637	626	11	1.76%
Data processing and software	1,457	1,157	300	25.93%
FDIC insurance	455	400	55	13.75%
Professional services	913	707	206	29.14%
Advertising and promotional	522	460	62	13.48%
Loan-related expenses	319	297	22	7.41%
Other operating expenses	1,608	1,492	116	7.77%
Total non-interest expense	$15,045	$12,716	$2,329	18.32%
Salaries and employee benefits. The increase related primarily to: (i) a $1.6 million increase in salaries, benefits, and bonus expense, mainly related to a 13.19% increase in headcount between March 31, 2024 and March 31, 2025; and (ii) a $0.1 million increase in commissions paid. This increase was partially offset by a $0.2 million increase in loan origination costs due to a greater number of loan originations, net of purchased consumer loans, period-over-period.
Data processing and software. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
Professional services. The increase was primarily due to $0.1 million in fees paid for compensation consulting services and $0.1 million in consulting services relating to operations in San Francisco, neither of which occurred in the three months ended March 31, 2024.
Other operating expenses. The increase was primarily due to individually immaterial increases in expenses related to operations, including administrative and operational expenses such as travel, subscriptions, and professional association memberships.
Provision for Income Taxes
Three months ended March 31, 2025, as compared to three months ended December 31, 2024
Provision for income taxes decreased to $5.3 million for the three months ended March 31, 2025 from $6.1 million for the three months ended December 31, 2024, which was primarily due to: (i) a slight decline in taxable income recognized during the three months ended March 31, 2025; and (ii) a $0.6 million provision to return true-up recorded during the three months ended December 31, 2024 related primarily to the timing of recognition of low income housing tax credits, which did not reoccur during the three months ended March 31, 2025. The effective tax rates were 28.71% and 31.24% for the three months ended March 31, 2025 and December 31, 2024, respectively.
Three months ended March 31, 2025, as compared to three months ended March 31, 2024
Provision for income taxes increased by $1.0 million, or 21.94%, for the three months ended March 31, 2025 compared to the three months ended March 31, 2024. This increase was primarily driven by an increase in taxable income. The effective tax rates were 28.71% and 28.94% for the three months ended March 31, 2025 and March 31, 2024, respectively.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Tuesday, April 29, 2025 at 1:00 PM ET (10:00 AM PT) to discuss its first quarter financial results. To view the live webcast, visit the “News & Events”

section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has eight branches in Northern California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	March 31, 2025	December 31, 2024	March 31, 2024
Revenue and Expense Data
Interest and fee income	$57,087	$57,745	$47,541
Interest expense	23,110	24,256	20,797
Net interest income	33,977	33,489	26,744
Provision for credit losses	1,900	1,300	900
Net interest income after provision	32,077	32,189	25,844
Non-interest income:
Service charges on deposit accounts	215	179	188
Gain on sale of loans	125	150	369
Loan-related fees	448	400	429
FHLB stock dividends	331	332	332
Earnings on bank-owned life insurance	161	182	142
Other income	79	423	373
Total non-interest income	1,359	1,666	1,833
Non-interest expense:
Salaries and employee benefits	9,134	8,360	7,577
Occupancy and equipment	637	649	626
Data processing and software	1,457	1,369	1,157
FDIC insurance	455	440	400
Professional services	913	774	707
Advertising and promotional	522	752	460
Loan-related expenses	319	321	297
Other operating expenses	1,608	1,823	1,492
Total non-interest expense	15,045	14,488	12,716
Income before provision for income taxes	18,391	19,367	14,961
Provision for income taxes	5,280	6,050	4,330
Net income	$13,111	$13,317	$10,631

Comprehensive Income
Net income	$13,111	$13,317	$10,631
Net unrealized holding gain (loss) on securities available-for-sale during the period	1,030	(3,747)	(955)
Less: Income tax expense (benefit) related to other comprehensive income (loss)	305	(1,108)	(282)
Other comprehensive income (loss)	725	(2,639)	(673)
Total comprehensive income	$13,836	$10,678	$9,958

	Three months ended
(in thousands, except per share and share data)	March 31, 2025	December 31, 2024	March 31, 2024
Share and Per Share Data
Earnings per common share:
Basic	$0.62	$0.63	$0.62
Diluted	0.62	0.63	0.62
Book value per share	19.06	18.60	16.86
Tangible book value per share(1)	19.06	18.60	16.86
Weighted average basic common shares outstanding	21,209,881	21,182,143	17,190,867
Weighted average diluted common shares outstanding	21,253,588	21,235,318	17,272,994
Shares outstanding at end of period	21,329,235	21,319,083	17,353,251

Selected Financial Ratios
ROAA	1.30%	1.31%	1.22%
ROAE	13.28%	13.48%	14.84%
Net interest margin	3.45%	3.36%	3.14%
Loan to deposit(2)	97.01%	99.38%	105.37%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
(2) Loan balance in loan to deposit ratio is total loans held for investment and sale at period end. Deposit balance in loan to deposit ratio is total deposits at period end.

(in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Balance Sheet Data
Cash and due from financial institutions	$42,473	$33,882	$29,750
Interest-bearing deposits in banks	410,098	318,461	155,575
Time deposits in banks	4,024	4,121	5,878
Securities - available-for-sale, at fair value	97,111	98,194	105,006
Securities - held-to-maturity, at amortized cost	2,585	2,720	3,000
Loans held for sale	2,669	3,247	10,243
Loans held for investment	3,621,819	3,532,686	3,104,130
Allowance for credit losses	(39,224)	(37,791)	(34,653)
Loans held for investment, net of allowance for credit losses	3,582,595	3,494,895	3,069,477
FHLB stock	15,000	15,000	15,000
Operating leases, right-of-use asset	5,944	6,245	6,932
Premises and equipment, net	1,524	1,584	1,569
Bank-owned life insurance	23,246	19,375	18,872
Interest receivable and other assets	57,788	55,554	55,058
Total assets	$4,245,057	$4,053,278	$3,476,360

Non-interest-bearing deposits	$933,652	$922,629	$817,388
Interest-bearing deposits	2,802,702	2,635,365	2,138,384
Total deposits	3,736,354	3,557,994	2,955,772
Subordinated notes, net	73,932	73,895	73,786
Other borrowings	—	—	120,000
Operating lease liability	6,591	6,857	7,320
Interest payable and other liabilities	21,729	17,908	26,902
Total liabilities	3,838,606	3,656,654	3,183,780

Common stock	302,788	302,531	220,804
Retained earnings	115,309	106,464	84,216
Accumulated other comprehensive loss, net of taxes	(11,646)	(12,371)	(12,440)
Total shareholders’ equity	406,451	396,624	292,580
Total liabilities and shareholders’ equity	$4,245,057	$4,053,278	$3,476,360

Quarterly Average Balance Data
Average loans held for investment and sale	$3,567,992	$3,498,109	$3,082,290
Average interest-earning assets	3,997,037	3,965,867	3,424,469
Average total assets	4,090,580	4,057,603	3,518,452
Average deposits	3,585,782	3,561,409	3,106,841
Average total equity	400,501	393,088	288,106

Credit Quality
Allowance for credit losses to nonperforming loans	2,222.32%	2,101.78%	1,806.73%
Nonperforming loans to loans held for investment	0.05%	0.05%	0.06%
Nonperforming assets to total assets	0.04%	0.05%	0.06%
Nonperforming loans plus performing loan modifications to loans held for investment	0.05%	0.05%	0.06%

(in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Capital Ratios
Total shareholders’ equity to total assets	9.57%	9.79%	8.42%
Tangible shareholders’ equity to tangible assets(1)	9.57%	9.79%	8.42%
Total capital (to risk-weighted assets)	13.97%	13.99%	12.34%
Tier 1 capital (to risk-weighted assets)	11.00%	11.02%	9.13%
Common equity Tier 1 capital (to risk-weighted assets)	11.00%	11.02%	9.13%
Tier 1 leverage ratio	10.17%	10.05%	8.63%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. Management believes that tangible shareholders’ equity to tangible assets is a useful financial measure because it enables management, investors, and others to assess the Company’s financial health based on tangible capital. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. Management believes that tangible book value per share is a useful financial measure because it enables management, investors, and others to assess the Company’s value and use of equity. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income. Management believes that pre-tax, pre-provision income is a useful financial measure because it enables management, investors, and others to assess the Company’s ability to generate operating profit and capital.
The following reconciliation table provides a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Pre-tax, pre-provision income
Pre-tax income	$18,391	$19,367	$14,961
Add: provision for credit losses	1,900	1,300	900
Pre-tax, pre-provision income	$20,291	$20,667	$15,861
Investor Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Media Contact:
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com